Exhibit 99.1

Internap Network Services
Announces Departure of CFO George Kilguss

ATLANTA, GA – April 26, 2012 – Internap Network Services Corporation (NASDAQ: INAP), a leading provider of high-performance IT infrastructure services, today announced that George Kilguss III will resign as Chief Financial Officer of Internap effective May 8, 2012 and has accepted a position as the Chief Financial Officer of VeriSign, Inc (NASDAQ: VRSN).  John Maggard, Vice President and Controller, will serve as Interim Chief Financial Officer until Mr. Kilguss’ successor is named.

“We want to thank George for his many contributions over the last four years. During his tenure, we improved financial operations, increased the transparency and timeliness of our financial reporting and significantly improved profitability.” said Eric Cooney, President and Chief Executive Officer. “As we look forward, I am comforted to have such a strong, experienced financial team in place to facilitate a smooth CFO transition and move us on to our next stage of strategic growth.”

Mr. Kilguss added, “Serving as Internap’s CFO during an important transitional period has been a rewarding experience. I am confident that I leave behind a strong company poised for continued growth and success in the years ahead.”

About Internap
Transform your IT Infrastructure into a competitive advantage with IT IQ from Internap, intelligent IT Infrastructure solutions that combine unmatched performance and platform flexibility. Since 1996, thousands of enterprises have entrusted Internap to deliver their online applications across our portfolio of connectivity, colocation, managed hosting, cloud and hybrid services. For more information, visit our blog at http://www.internap.com/blog, or follow us on Twitter at http://twitter.com/internap.
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Press Contact:	Investor Contact:
Mariah Torpey	Andrew McBath
781-418-2404	404-302-9700
internap@daviesmurphy.com	ir@internap.com